Exhibit 5.1
May 23, 2019

Spark Energy, Inc.
12140 Wickchester, Suite 100
Houston, Texas 77079

Ladies and Gentlemen:

We have acted as counsel for Spark Energy, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an additional 1,500,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), which Shares may be issued from time to time in accordance with the terms of the Spark Energy, Inc. Second Amended and Restated Long Term Incentive Plan (as amended from time to time, the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including: (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors and the compensation committee of the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed: (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

/s/ Jones Walker LLP
JONES WALKER LLP